As filed with the Securities and Exchange Commission on June 2, 2010 Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HUDSON VALLEY HOLDING CORP.
(Exact name of registrant as specified in its charter)

New York	13-3148745
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21 Scarsdale Road
Yonkers, NY 10707
(Address of principal executive office with zip code)

HUDSON VALLEY HOLDING CORP. 2010 OMNIBUS INCENTIVE PLAN
(Full title of the Plan)

James J. Landy, President and Chief Executive Officer
21 Scarsdale Road
Yonkers, New York 10707
(914) 961-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______
Copies to:
Ronald H. Janis, Esq.
Randy K. Rutherford, Esq.
Day Pitney LLP
7 Times Square
New York, New York 10036
(212) 297-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.20 per share	1,100,000 shares	$23.75	$26,125,000	$1,862.72
__________________________
(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be issuable pursuant to anti-dilution provisions contained in the Hudson Valley Holding Corp. 2010 Omnibus Incentive Plan (the “Plan”).

(2)
Estimated solely for the purpose of calculating the registration fee.  Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Market on May 26, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1            Plan Information*

 Not filed with this Registration Statement.

ITEM 2            Registrant Information and Employee Plan Annual Information*

 Not filed with this Registration Statement.

*              All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note  to Part I  of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3            Documents Incorporated By Reference

The following documents filed by Hudson Valley Holding Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

3.	The Company’s Current Reports on Form 8-K filed with the Commission on April 28, 2010 and June 1, 2010.

4.
The description of the Company’s common stock contained in the Registration Statement on Form S-3 (Registration No. 333-161165) filed with the Securities and Exchange Commission on August 7, 2009, as amended on August 17, 2009 and August 21, 2009, including any form of prospectus subsequently filed by the Registrant pursuant to Rule 424(b) under the Securities Act of 1933 for the purpose of updating such description.

 Information in Current Reports on Form 8-K furnished to the Commission, including under Item 2.02 or 7.01 of Form 8-K, prior, on or subsequent to the date hereof is not being and will not be incorporated herein by reference.

 In addition, all documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are hereby incorporated herein by reference and are a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4            Description of Securities

Not applicable.

ITEM 5            Interests of Named Experts and Counsel

Certain legal matters relating to the issuance of the shares of the Company’s Common Stock offered hereby have been passed upon by Day Pitney LLP, counsel to the Company.  Partners and other attorneys involved in the preparation of the Registration Statement in the law firm of Day Pitney LLP do not beneficially own any shares of Hudson Valley Common Stock as of June 1, 2010.

ITEM 6            Indemnification of Directors and Officers

(a)        Limitation of Liability of Directors. Article 6(C) of the Company’s Certificate of Incorporation includes limitations on the liability of directors to the corporation and its shareholders as permitted by Section 402(b) of the New York Business Corporation Law. Section 402(b) permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its shareholders for damages for any breach of duty owed to the corporation or its shareholders while acting as a director, except that such provisions shall not relieve a director from liability for any breach of duty based upon an action or omission (a) in bad faith, (b) involving intentional misconduct or a knowing violation of law, (c) resulting in receipt by such person of any improper personal benefit, (d) in violation of Section 719 of the New York Business Corporation Law or (e) committed prior to the adoption of a provision authorized by Section 402(b).

(b)        Indemnification of Directors and Officers. Under Articles 6(A) and 6(B) of its Certificate of Incorporation, the Company shall indemnify its directors and officers. With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right to procure a judgment in its favor, or (ii) other than an action by or in the right of the corporation to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases, not opposed to such corporation’s best interests, and additionally, in criminal actions, has no reasonable cause to believe his conduct was unlawful. Under Article 6(B), unless a court of competent jurisdiction decides otherwise, the Company shall not indemnify any director or officer in respect of a threatened action, a pending action that is settled or disposed of, or any claim as to which the director or officer has been judged liable to the Company. Under Section 721, the Company shall not indemnify any director or officer for any final adjudicated breach of duty based upon acts that “were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.”

(c)        Insurance. The Company maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.

ITEM 7                    Exemption from Registration Claimed

Not applicable.

ITEM 8                    Exhibits

4.1	Hudson Valley Holding Corp. 2010 Omnibus Incentive Plan (1)
5.1	Opinion of Day Pitney LLP
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Day Pitney LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature page hereto)

(1)  Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed June 1, 2010.

ITEM 9                    Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yonkers, State of New York, on the 27th day of May, 2010.

HUDSON VALLEY HOLDING CORP.

By:	/s/ James J. Landy
James J. Landy
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James J. Landy and Stephen R. Brown, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James J. Landy	President, Chief Executive Officer and Director (Principal Executive Officer)	May 27, 2010
James J. Landy

/s/ Stephen R. Brown	Senior Executive Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer)	May 27, 2010
Stephen R. Brown

/s/ Andrew J. Reinhart	First Senior Vice President, Controller and Assistant Treasurer (Principal Accounting Officer)	May 27, 2010
Andrew J. Reinhart

/s/ William E. Griffin	Chairman of the Board and Director	May 27, 2010
William E. Griffin

/s/ Mary-Jane Foster	Director	May 27, 2010
Mary-Jane Foster

/s/ Gregory F. Holcombe	Director	May 27, 2010
Gregory F. Holcombe

/s/ Adam W. Ifshin	Director	May 27, 2010
Adam W. Ifshin

/s/ Michael P. Maloney	Director	May 27, 2010
Michael P. Maloney

/s/ Angelo R. Martinelli	Director	May 27, 2010
Angelo R. Martinelli

/s/ William J. Mulrow	Director	May 27, 2010
William J. Mulrow

/s/ John A. Pratt Jr.	Director	May 27, 2010
John A. Pratt Jr.

/s/ Cecile D. Singer	Director	May 27, 2010
Cecile D. Singer

	Director	May __, 2010
Craig S. Thompson

EXHIBIT INDEX

5.1	Opinion of Day Pitney LLP
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Day Pitney LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature page hereto)